EXHIBIT 99.1

N E W S R E L E A SE

For Immediate Release
One American Row
PO Box 5056
Hartford CT 06102-5056
www.phoenixwm.com

Contacts:
Media Relations Michele Farley, 860-403-5393 michele.farley@phoenixwm.com	Investor Relations 860-403-7100 pnx.ir@phoenixwm.com

The Phoenix Companies, Inc. Reports Second Quarter 2009 Results:

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Net loss of $111.2 million

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Operating loss of $16.1 million

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$502 million improvement in net unrealized losses

Hartford, Conn., August 4, 2009 – The Phoenix Companies, Inc. (NYSE: PNX) today reported a net loss of $111.2 million, or $0.96 per share, and an operating loss of $16.1 million, or $0.14 per share, for the second quarter of 2009.

The results reflect non-operating items of $95.1 million, or $0.82 per share, including realized losses of $68.8 million and a loss from discontinued operations of $26.3 million. In addition, the operating loss includes an increase of $19.0 million, or $0.16 per share, in the tax valuation allowance due to the company’s inability to recognize tax benefits generated in prior periods, and $11.5 million, or $0.10 per share, of severance costs and non-deferred sales-related costs that the company is eliminating as part of its expense reduction initiative.  Excluding these items, operating income was $14.4 million, or $0.12 per share.

“Despite the challenges of the quarter, we made progress in a number of areas significant to our business,” said James D. Wehr, president and chief executive officer.

“We advanced our strategic commitments to maintain a healthy balance sheet, ensure policyholder security and reduce expenses.  Contributing to the balance sheet – the investment portfolio showed clear signs of improvement, we maintained adequate liquidity at the life company and substantially increased the level of cash and securities at the holding company.  Our stepped-up policyholder service and business conservation efforts are proving effective as surrenders in both life and annuity have begun to trend down.  And, we increased our annualized expense reduction target to $110 million, before offsets, and essentially completed a workforce reduction of more than 35 percent.

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The Phoenix Companies, Inc. … 2

“The quarter also had its share of challenges.  For example, we still have costs associated with our aggressive expense reduction actions, so their financial benefits will not show fully until the fourth quarter.  Earnings also were affected by higher than usual claims in the universal life product line and tax adjustments.  In addition, sales continued to be down substantially,” Mr. Wehr said.

“Looking at statutory results, surplus was affected negatively by the results in universal life, as well as losses in alternative investments and additional reserves we put up in response to adverse developments in our discontinued reinsurance business,” he added.

“At the same time, we continued our work to redefine Phoenix around a sustainable growth strategy.  Our approach remains focused on leveraging our core strengths and capabilities without compromising our commitment to financial health and stability.  We will provide more detail on specific elements as they are completed, which we expect to happen during the third quarter,” Mr. Wehr said.

SECOND QUARTER 2009 FINANCIAL HIGHLIGHTS

Earnings Summary ($ in millions)	Second Quarter 2009	First Quarter 2009	Second Quarter 2008
Revenues	$525.7	$516.4	$590.1
Benefits & Reserves	(346.6)	(318.8)	(327.0)
Policyholder Dividends	(61.8)	(50.3)	(95.5)
Operating Expenses	(73.0)	(80.2)	(72.5)
Policy Acquisition Cost Amortization	(33.1)	(66.2)	(59.0)
Interest Expense	(8.3)	(8.5)	(8.8)
Operating Income (Loss) Before Taxes	$2.9	$(7.6)	$27.3
Income Tax Benefit (Expense)	--	5.7	(8.0)
Tax Valuation Allowance Increases[1]	(19.0)	(115.9)	--
Operating Income (Loss)[2]	$(16.1)	$(117.8)	$19.3
Realized Gains (Losses), Net of Taxes[3]	(68.8)	44.8	(8.7)
Consolidated CDOs, Net of Taxes	--	--	0.6
Discontinued Operations, Net of Taxes[3]	(26.3)	(1.8)	(5.0)
Net Income (Loss)	$(111.2)	$(74.8)	$6.2

Earnings Per Share Summary
Net Loss Per Share
Basic	$(0.96)	$(0.65)	$0.05
Diluted	$(0.96)	$(0.65)	$0.05
Operating Income (Loss) Per Share
Basic	$(0.14)	$(1.02)	$0.17
Diluted	$(0.14)	$(1.02)	$0.17
Weighted Average Shares Outstanding (in millions)
Basic	116.0	115.6	114.4
Diluted	116.0	115.6	116.0

1  Prior period tax benefits not recognized in accordance with FAS 109.

2  Operating income, as well as components of and financial measures derived from operating income, are non-GAAP financial measures.  Please see “Financial Highlights” below for more information.

3  Second quarter 2009 tax benefits not recognized due to tax valuation allowance increases of $23.9 million and $9.8 million associated with realized losses and discontinued operations, respectively.

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The Phoenix Companies, Inc. … 3

SECOND QUARTER 2009 OPERATING HIGHLIGHTS

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Revenues declined from the second quarter of 2008 largely due to lower asset balances and premiums but improved from the first quarter, reflecting sequential improvement in net investment income and fees that are based on asset balances in variable products.

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Operating expenses in the quarter included $1.5 million of severance costs associated with the continued implementation of the previously announced workforce reduction.  The company increased its expense reduction goal from $65 million to $110 million, before offsets of deferred acquisition costs and taxes, along with the corresponding workforce reduction target, and will have eliminated approximately 380 positions, or more than 35 percent, of its workforce by the end of August, 2009.  Because of the costs associated with these actions and their timing, the full benefit will not show through until the fourth quarter.

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As of June 30, 2009, cash and securities at the holding company were $88.6 million.  Expected annual holding company run rate interest and operating expenses are approximately $26 million.  In the second quarter, the holding company settled an inter-company tax receivable from a Phoenix Life subsidiary, which was triggered by last year’s spin-off of the company’s asset management subsidiary.

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Policy acquisition cost amortization was lower than in the second quarter of 2008 and the first quarter of 2009 due to favorable fund performance.

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Annuity insurance margins improved from the first quarter after a significant release of guaranteed minimum income benefit (GMIB) and guaranteed minimum death benefit (GMDB) reserves as exposure diminished and as a result of improved fund performance.

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There was adverse mortality in the universal life product line after four quarters of favorable mortality experience, driven by a few large claims.  Above-trend mortality was approximately $18 million in universal life.  Mortality for other product lines was within expectations.

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Life and annuity surrenders remained well within manageable levels.  Life surrenders were at an annualized rate of 8.9 percent for the second quarter and surrenders trended down over the course of the quarter from a high in March.  Life surrenders have ranged from 4.8 percent to 8.2 percent over the previous eight quarters.  Annuity surrenders were at an annualized rate of 12.6 percent, still slightly elevated but improved from the first quarter. They have ranged from 10.3 percent to 26.7 percent over the previous eight quarters.

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The Phoenix Companies, Inc. … 4

REALIZED AND UNREALIZED GAINS AND LOSSES

Net unrealized losses decreased by $501.9 million during the quarter to $1,072.7 million at June 30, 2009.  The total value of fixed income securities improved due to spread tightening across all sectors.  At quarter end, 67 percent of the unrealized loss was concentrated in investment-grade debt, and the company expects securities with unrealized losses will continue to pay their contractual principal and interest.

Realized Gains and Losses ($ in millions)	Second Quarter 2009	First Quarter 2009	Second Quarter 2008
Credit-related Impairments	$(20.9)	$(38.3)	$(26.5)
Transaction Gains (Losses)	(33.8)	2.9	2.1
Hedge Gains (Losses)	11.1	(10.5)	(1.9)
FAS 157 Non-performance Risk Factor	(45.5)	16.6	--
Fair Value Option Securities	2.9	(2.3)	0.2
Debt Securities Pledged as Collateral	--	57.0	0.6
Total Realized Gains (Losses)	$(86.2)	$25.4	$(25.5)
Offsets (PDO, DAC, Taxes)	19.2	17.9	17.7
Realized Gains (Losses) After Offsets	$(67.0)	$43.3	$(7.8)

Adoption of FSP FAS 115-2 Non-Credit Portion of Impairments
Cumulative Effect as of January 1, 2009 Before Offsets[1]	--	$(36.0)	--
Non-credit Portion of Impairment Loss Recognized in OCI	$(18.3)	$(19.4)	--

1 Cumulative effect as of January 1, 2009 recognized as a decrease to Accumulated Deficit and an increase to Accumulated Other Comprehensive Loss.

The company had net realized losses after offsets of $67.0 million in the second quarter of 2009, compared with $43.3 million in net realized gains in the prior quarter and $7.8 million in net realized losses in the prior-year period.

Gross credit impairments resulting in realized losses in the second quarter were $20.9 million, compared with $38.3 million in the prior quarter and $26.5 million in the prior-year period.  Net of offsets for taxes, deferred acquisition costs and policyholder dividend obligation, they were $12.8 million in the second quarter of 2009, compared with $14.9 million in the prior quarter and $8.2 million in the prior-year period.

BALANCE SHEET STRENGTH AND LIQUIDITY

Phoenix retains its focus on maintaining adequate capital and liquidity.  Approximately 12 percent of the fixed income portfolio is invested in the most highly liquid instruments, such as cash, short-term investments, Treasuries and agency mortgage-backed securities.

Debt-to-capital remains relatively low at 23.6 percent, and the company has no debt maturities until 2032.  During the quarter, the company repurchased an additional $8.6 million par value of its quarterly interest bonds, bringing the year-to-date total to $14.4 million.

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The Phoenix Companies, Inc. … 5

The company has a stable liability profile, with no material exposure to guaranteed investment contracts (GICs) or institutional funding agreements, no securities lending activities and no credit default swaps.

($ in millions)	June 30, 2009	December 31, 2008	Change
Total Assets	$25,131.1	$25,768.8	$(637.7)
Indebtedness	$443.6	$458.0	$(14.4)
Total Stockholders’ Equity	$921.6	$865.0	$56.6
Total Stockholders’ Equity excluding FAS 115 other accumulated OCI and FIN 46-R	$1,434.7	$1,665.7	$(231.0)

Debt to Total Capital [1]	23.6%	21.6%

1 Based on Total Stockholders’ Equity, excluding FAS 115 other accumulated OCI and FIN 46-R

SALES RESULTS

($ in millions)	Second Quarter 2009	First Quarter 2009	Second Quarter 2008

Life Insurance Sales (Annualized)	$9.2	$18.8	$68.9
Total Private Placement Deposits (Life Insurance and Annuity)	$10.6	$34.4	$108.8
Annuity Deposits [1]	$16.0	$97.7	$176.0
Annuity Net Flows [1]	$(102.6)	$(32.9)	$41.8

1 Excludes private placement and discontinued products.

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During the first quarter, a number of the company’s distributors slowed or stopped selling the company’s products largely due to downgrades of Phoenix by rating agencies, and sales declines in the quarter reflect these actions.  The company is working to develop new relationships with an expanded range of distributors, including independent marketing organizations.

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Life insurance annualized premium of $9.2 million in the second quarter of 2009 declined from $18.8 in the prior quarter and $68.9 million in the prior-year period.  Annualized premium of $28.0 million for the first six months of 2009 declined from $182.1 million in the same period in 2008.

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Annuity deposits of $16.0 million in the second quarter of 2009 compared with $97.7 million in the prior quarter and $176.0 million in the prior-year period.  Deposits of $113.7 for the first six months of 2009 declined from $345.1 million in the same period in 2008.  Annuity net flows were negative $102.6  million in the second quarter 2009, due primarily to lower deposits.

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Annuity funds under management at June 30, 2009, excluding private placement and discontinued products, improved 9 percent from the first quarter but declined 24 percent year over year,  reflecting trends in the markets.

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Life insurance sales and annuity deposits exclude private placement deposits.  Total private placement life and annuity deposits were $10.6 million in the second quarter of 2009, compared with $34.4 million in the prior quarter and $108.8 million in the prior-year period.  For the first six months, private placement deposits totaled $45.0 million, compared with $150.4 million for the same period in 2008.

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The Phoenix Companies, Inc. … 6

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Gross life insurance in-force at June 30, 2009, excluding private placements, was $163.6 billion, a modest increase year over year.

SECOND QUARTER 2009 STATUTORY RESULTS FOR PHOENIX LIFE INSURANCE COMPANY

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The company reported a statutory gain from operations of $8.7 million in the first half of 2009, compared with a statutory gain from operations of $32.8 million in the prior-year period.

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Statutory surplus and asset valuation reserve was $619.5 million at June 30, 2009, compared with $709.4 million at March 31, 2009 and $853.3 million at December 31, 2008.  The decline from the first quarter was driven primarily by lower earnings in universal life, losses in alternative investments and an additional $25 million in reserves taken in response to adverse developments in the company’s discontinued group accident and health reinsurance business.

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The estimated risk-based capital ratio (RBC) for Phoenix Life Insurance Company at the end of the second quarter was 260 percent.  The decline in RBC from the March 31, 2009 estimate of 275 percent and year-end 2008 level of 338 percent was driven by the decline in surplus and a significant number of rating downgrades of bonds held in the investment portfolio, which increases required capital, as well as negative alternative asset returns and credit impairments.  The company has a number of capital management initiatives under way targeting a year-end RBC target of 300 percent.

OTHER DEVELOPMENTS:  AGREEMENT WITH STATE FARM®

On July 30, 2009, Phoenix and State Farm restructured their agreement, amending the existing agreement to clarify the service and support Phoenix will provide to customers who purchased their policies and contracts through a State Farm agent, as well as State Farm agents themselves.  The restructured agreement does not provide for any new sales of Phoenix products through the State Farm distribution system.

The restructured agreement ensures that State Farm’s clients and agents will continue to receive the support they need to maintain their Phoenix policies.  There are approximately 90,000 inforce Phoenix policies and contracts sold through State Farm agents.  The persistency rate for this block of business is consistently higher than the average for all of Phoenix’s business.

CONFERENCE CALL

The Phoenix Companies, Inc. will host a conference call today at 11 a.m. Eastern time to discuss with the investment community Phoenix’s second quarter 2009 financial results.  The conference call will be broadcast live over the Internet at www.phoenixwm.com in the Investor Relations section.  The call can also be accessed by telephone at 773-799-3641 (Passcode: PHOENIX).  A replay of the call will be available through August 18, 2009 by telephone at 203-369-1976 and on Phoenix’s Web site, www.phoenixwm.com in the Investor Relations section.

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The Phoenix Companies, Inc. … 7

ABOUT PHOENIX

With a history dating to 1851, The Phoenix Companies, Inc. (NYSE:PNX) provides financial solutions using life insurance and annuities, with particular expertise in the high-net-worth and affluent market.  In 2008, Phoenix had annual revenues of $2.0 billion and total assets of $25.8 billion.  More detailed financial information can be found in Phoenix’s financial supplement for the second quarter of 2009, which is available on Phoenix’s Web site, www.phoenixwm.com, in the Investor Relations section.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which, by their nature, are subject to risks and uncertainties.  We intend for these forward-looking statements to be covered by the safe harbor provisions of the federal securities laws relating to forward-looking statements.  These include statements relating to trends in, or representing management’s beliefs about, our future transactions, strategies, operations and financial results, as well as other statements including words such as “anticipate,” “believe,” “plan,” “estimate,”  “expect,” “intend,” “may,” “should” and other similar expressions.  Forward-looking statements are made based upon our current expectations and beliefs concerning trends and future developments and their potential effects on the company.  They are not guarantees of future performance.  Our actual business, financial condition and results of operations may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties, which include, among others:  (i) unfavorable general economic developments including, but not limited to, specific related factors such as the performance of the debt and equity markets and changes in interest rates; (ii) the effect of continuing adverse capital and credit market conditions on our ability to meet our liquidity needs, our access to capital and our cost of capital; (iii) the possibility of losses due to defaults by others including, but not limited to, issuers of fixed income securities; (iv) changes in our investment valuations based on changes in our valuation methodologies, estimations and assumptions; (v) the effect of guaranteed benefits within our products; (vi) the consequences related to variations in the amount of our statutory capital due to factors beyond our control; (vii) downgrades in our debt or financial strength ratings; (viii) the possibility that mortality rates, persistency rates, funding levels or other factors may differ significantly from our pricing expectations; (ix) the availability, pricing and terms of reinsurance coverage generally and the inability or unwillingness of our reinsurers to meet their obligations to us specifically; (x) our dependence on non-affiliated distributors for our product sales; (xi) our dependence on third parties to maintain critical business and administrative functions; (xii) our ability to attract and retain key personnel in a competitive environment; (xiii) the strong competition we face in our business from banks, insurance companies and other financial services firms; (xiv) our reliance, as a holding company, on dividends and other payments from our subsidiaries to meet our financial obligations and pay future dividends, particularly since our insurance subsidiaries’ ability to pay dividends is subject to regulatory restrictions; (xv) the potential need to fund deficiencies in our Closed Block; (xvi) tax developments that may affect us directly, or indirectly through the cost of, the demand for or profitability of our products or services; (xvii) the possibility that the actions and initiatives of the U.S. Government, including those that we elect to participate in, may not improve adverse economic and market condition generally or our business, financial condition and results of operations specifically; (xviii) other legislative or regulatory developments; (xix) legal or regulatory actions; (xx) changes in accounting standards; (xxi) the potential effects of the spin-off of our former asset management subsidiary; (xxii) the potential effect of a material weakness in our internal control over financial reporting on the accuracy of our reported financial results; and (xxiii) the risks related to a man-made or natural disaster; and (xxiv) other risks and uncertainties described herein or in any of our filings with the SEC.  We undertake no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.

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The Phoenix Companies, Inc. … 8

Financial Highlights

Three and Six Months Ended June 30, 2009 and 2008

(Unaudited)

Income Statement Summary (1)	Three Months		Six Months
($ in millions)	2009	2008	2009	2008

Revenues	$439.7	$566.0	$981.7	$1,097.3

Operating Income (Loss) (1)	(16.1)	19.3	(133.9)	28.4

Net Income (Loss)	$(111.2)	$6.2	$(186.0)	$(8.2)

Earnings Per Share

Weighted Average Shares Outstanding (in thousands)
Basic	116,006	114,389	115,903	114,362
Diluted	116,006	116,090	115,903	114,362

Operating Income (Loss) Per Share (1)
Basic	$(0.14)	$0.17	$(1.16)	$0.25
Diluted	$(0.14)	$0.17	$(1.16)	$0.25

Net Income (Loss) Per Share
Basic	$(0.96)	$0.05	$(1.60)	$(0.07)
Diluted	$(0.96)	$0.05	$(1.60)	$(0.07)

Balance Sheet Summary	June	December
($ in millions, except share and per share data)	2009	2008

Invested Assets (2)	$13,663.3	$13,674.8
Separate Account Assets	7,929.8	7,930.2
Total Assets	25,131.1	25,768.8
Indebtedness	443.6	458.0
Total Stockholders’ Equity	$921.6	$865.0

Common Shares Outstanding (in thousands)	115,621	114,417

Book Value Per Share	$7.97	$7.56
Book Value Per Share, excluding Accumulated OCI and FIN 46-R	12.41	14.56

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(1)

In addition to financial measures presented in accordance with Generally Accepted Accounting Principles (“GAAP”), we use non-GAAP financial measures such as operating income (loss), as well as components of and financial measures derived from operating income (loss), in evaluating our financial performance. Net Income and net income per share are the most directly comparable GAAP measures. Our non-GAAP financial measures should not be considered as substitutes for net income and net income per share. Therefore, investors should evaluate both GAAP and non-GAAP financial measures when reviewing our performance. A reconciliation of the net income to our non-GAAP financial measures is set forth in the financial highlights table on page 2 of this release. Investors should note that our calculation of these measures may differ from similar measures used by other companies. For additional information, please see our financial supplement on the investor relations page at www.phoenixwm.com.

Operating income, and components of and measures derived from operating income, are internal performance measures we use in the management of our operations, including our compensation plans and planning processes. In addition, management believes that these measures provide investors with additional insight into the underlying trends in our operations.

Operating income (loss) represents income (loss) from continuing operations, which is a GAAP measure, before realized investment gains and losses, and certain other items.

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Net realized investment gains and losses are excluded from operating income because their size and timing are frequently subject to management’s discretion.

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Certain other items may be excluded from operating income because we believe they are not indicative of overall operating trends and are items that management believes are non-recurring and material, and which result from a business restructuring, a change in regulatory environment, or other unusual circumstances.

(2)

Invested assets equal total investments plus cash and equivalents less debt and equity securities pledged as collateral.

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The Phoenix Companies, Inc. … 9

Consolidated Balance Sheet

June 30, 2009 (Unaudited and Preliminary) and December 31, 2008

($ in millions)

	June 30,	December 31,
	2009	2008
ASSETS:
Available-for-sale debt securities, at fair value	$10,052.9	$9,831.0
Available-for-sale equity securities, at fair value	24.1	25.2
Venture capital partnerships, at equity in net assets	179.5	200.8
Policy loans, at unpaid principal balances	2,646.6	2,535.7
Other investments	557.8	616.9
Fair value option investments	64.4	84.1
	13,525.3	13,293.7
Available-for-sale debt and equity securities pledged as collateral, at fair value	--	148.0
Total investments	13,525.3	13,441.7
Cash and cash equivalents	138.0	381.1
Accrued investment income	190.1	203.4
Receivables	381.3	368.0
Deferred policy acquisition costs	2,441.7	2,731.4
Deferred income taxes	253.6	456.7
Goodwill	30.1	30.1
Other assets	241.2	226.2
Separate account assets	7,929.8	7,930.2
Total assets	$25,131.1	$25,768.8

LIABILITIES:
Policy liabilities and accruals	$13,832.8	$14,008.8
Policyholder deposit funds	1,440.9	1,616.6
Indebtedness	443.6	458.0
Other liabilities	562.4	645.0
Non-recourse collateralized obligations	--	245.2
Separate account liabilities	7,929.8	7,930.2
Total liabilities	24,209.5	24,903.8

STOCKHOLDERS’ EQUITY:
Common stock, $.01 par value: 127.0 million and 126.7 million shares issued	1.3	1.3
Additional paid-in capital	2,626.6	2,626.4
Accumulated deficit	(1,013.7)	(839.5)
Accumulated other comprehensive loss	(513.1)	(743.7)
Treasury stock, at cost: 11.4 million and 12.3 million shares	(179.5)	(179.5)
Total stockholders’ equity	921.6	865.0
Total liabilities and stockholders’ equity	$25,131.1	$25,768.8

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The Phoenix Companies, Inc. … 10

Consolidated Statement of Income (Unaudited and Preliminary)

Three and Six Months Ended June 30, 2009 and 2008

($ in millions)

	Three Months		Six Months
	2009	2008	2009	2008
REVENUES:
Premiums	$170.6	$191.3	$342.8	$371.5
Insurance, investment management and product fees	160.3	154.2	319.1	303.8
Net investment income	195.0	246.0	380.6	494.2
Net realized investment gains (losses):
Total other-than-temporary impairment (“OTTI”) losses	(39.2)	--	(96.9)	--
Portion of OTTI losses recognized in other comprehensive income	18.3	--	37.7	--
Net OTTI losses recognized in earnings	(20.9)	(26.5)	(59.2)	(66.9)
Net realized investment gains (losses), excluding OTTI losses	(65.3)	1.0	(1.6)	(5.3)
Total net realized investment gains (losses)	(86.2)	(25.5)	(60.8)	(72.2)
Total revenues	439.7	566.0	981.7	1,097.3

BENEFITS AND EXPENSES:
Policy benefits, excluding policyholder dividends	346.6	327.0	665.4	662.8
Policyholder dividends	46.6	86.0	84.4	159.7
Policy acquisition cost amortization	28.1	55.6	93.8	95.6
Interest expense on indebtedness	8.3	8.8	16.8	19.0
Interest expense on non-recourse collateralized obligations	--	1.9	--	5.1
Other operating expenses	75.9	72.1	154.1	147.3
Total benefits and expenses	505.5	551.4	1,014.5	1,089.5

Income (loss) before income taxes	(65.8)	14.6	(32.8)	7.8
Income tax expense (benefit)	19.1	3.4	125.1	1.3
Income (loss) from continuing operations	(84.9)	11.2	(157.9)	6.5
Income from discontinued operations, net of income taxes	(26.3)	(5.0)	(28.1)	(14.7)
Net income (loss)	$(111.2)	$6.2	$(186.0)	$(8.2)

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